Exhibit 11


                            WEST ESSEX BANCORP, INC.
                        COMPUTATION OF EARNINGS PER SHARE

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

                                                                  Three Months Ended                 Nine Months Ended
                                                                    September 30,                      September 30,
                                                            ----------------------------        ----------------------------
                                                               2001              2000              2001              2000
                                                            ----------        ----------        ----------        ----------
Net income                                                  $  811,407        $  823,010        $2,321,733        $2,523,747
                                                            ==========        ==========        ==========        ==========

Weighted average number of common shares outstanding         4,753,439         4,803,823         4,771,277         4,817,013

Common stock equivalents due to dilutive effect
  of stock options and other dilutive securities               127,464            20,316            91,332             6,772
                                                            ----------        ----------        ----------        ----------

Total weighted average number of common shares
  and common share equivalents outstanding                   4,880,903         4,824,139         4,862,609         4,823,785
                                                            ==========        ==========        ==========        ==========

Basic earnings per common share                             $     0.17        $     0.17        $     0.49        $     0.52

Diluted earnings per common share                           $     0.17        $     0.17        $     0.48        $     0.52
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